EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)

Or

Tayo Ogundipe
UbiquiTel Inc.
(610) 832-3340

UBIQUITEL ANNOUNCES RESULTS OF
TENDER OFFER AND CONSENT SOLICITATION

CONSHOHOCKEN, Pa. – October 13, 2004 – UbiquiTel Inc. (Nasdaq: UPCS) announced today the results of its wholly owned subsidiary’s, UbiquiTel Operating Company (“Operating Company”), previously announced cash tender offer and consent solicitation (the “Offer”) for all of Operating Company’s outstanding 14% Senior Subordinated Discount Notes due 2010 (the “Subordinated Notes”) (CUSIP No. 903473AC0) and all of Operating Company’s outstanding 14% Senior Discount Notes due 2010 (the “Senior Notes,” and together with the Subordinated Notes, the “Notes”) (CUSIP Nos. 90348AAA7, 90348AAC3, 90348AAB5). As of 5:00 p.m. (New York City time) on October 12, 2004 (the “Consent Payment Deadline”), Subordinated Notes for approximately $97.94 million in aggregate principal amount had been validly tendered, representing approximately 97.6% of the outstanding amount of such series of Notes, and Senior Notes for approximately $31.42 million in aggregate principal amount had been validly tendered, representing approximately 99.8% of the outstanding amount of such series of Notes.

Operating Company has received the consents necessary to eliminate substantially all of the restrictive covenants and certain events of default in the indentures governing each series of Notes. The proposed amendments will not become operative until the tendered Notes are accepted and payment therefor is made pursuant to the terms of the Offer, which is expected to be on or about Thursday, October 14, 2004.

The Offer is scheduled to expire at 12:00 midnight, New York City time, on October 26, 2004, unless extended or earlier terminated.  The Offer is subject to the satisfaction of certain conditions, including the receipt of financing to consummate the Offer.  The terms and conditions of the Offer are described in Operating Company’s Offer to Purchase and Consent Solicitation Statement dated September 28, 2004, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the Offer, at (800) 714-3313 (U.S. toll-free) and (212) 269-5550 (collect).

Operating Company has engaged Banc of America Securities LLC and Bear, Stearns & Co. Inc. to act as dealer managers in connection with the tender offer and solicitation agents in connection with the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) and (704) 388-9217 (collect), or Bear, Stearns & Co. Inc. at (877) 696-BEAR (U.S. toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes.  The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 28, 2004.

About UbiquiTel

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: the ability of UbiquiTel to obtain financing to consummate the tender offer; UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the potential impact of wireless local number portability; anticipated future net losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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